SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                ______________________


                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934


          Date of Report (date of earliest event reported):  May 15, 1996
                                                             ------------


                          Advanced Mammography Systems, Inc.
          ---------------------------------------------------------------
                (Exact name or registrant as specified in its charter)



                    Delaware                  0-20968          04-3166348
          -------------------------------   ------------     -------------
          (State or other jurisdiction of   (Commission      (IRS Employer
          incorporation or organization)    File Number)     Identification
          No.)


                 46 Jonspin Road, Wilmington, Massachusetts        01887
          -------------------------------------------------      ----------
                  (Address of principal executive offices)       (Zip Code)



          Registrant's telephone number, including area code:  (508) 657-8876
                                                               --------------



                                         N/A
          -----------------------------------------------------------------
            (Former name or former address, if changed since last report.)

          Item 5.   Other Events.
          ------    ------------

                    As of May 15, 1996, Advanced Mammography Systems, Inc. (the "Registrant") closed a private placement (the "Placement") of $3 million principal amount of 4% Convertible Debentures of the Registrant (the "Debentures") due December 1, 1998 (the "Maturity Date").

                    The Debentures accrue interest at the rate of 4% per annum from the date of issuance to the Maturity Date, or earlier either upon conversion or prepayment. Upon conversion, the Registrant has the option to pay the accrued interest on the Debentures being converted in shares of its Common Stock at the then conversion rate.

                    A Debentureholder may, at his election, convert at all or part of his Debentures at any time (a) commencing 45 days after the closing as to one-half (1/2) of the principal amount of his Debentures, and (b) commencing 60 days after the closing as to the balance of his Debentures into shares of the Registrant's Common Stock at a conversion price equal to the lesser of (i)
                                                          ------
          125% of the Market Price on the closing, or (ii) 75% of the Market Price on the date of conversion, subject to customary anti-dilution provisions. The Market Price is defined as the average closing bid price of the Common Stock for the three trading days immediately preceding the closing or conversion date, as may be applicable, as reported on the NASDAQ system (or the closing bid price for the applicable day if the Common Stock is traded on the over-the-counter market or on an exchange). In the event that during the period commencing June 1, 1997, the per share price of the Common Stock exceeds $4.00 for five trading days during any ten day period, the Registrant may, upon three days written notice, elect to convert the Debentures into shares of Common Stock at the applicable conversion rate as of the date of notice.

                     Assuming a conversion price based on the average closing bid price of the Registrant's Common Stock on the NASDAQ System for the three trading days immediately preceding May 15, 1996, and the conversion of all of the Debentures, the Registrant would issue 1,442,308 shares of its Common Stock.

                    The Placement was offered and sold outside the United States to non-U.S. persons pursuant to an exemption from the registration requirements of the Securities Act of 1933 available under Regulation S promulgated thereunder. The Debentures will not be registered and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

                    The net proceeds of the Placement of approximately $2,750,000, after payment of fees and related expenses, will be used for completion of product development of the Registrant's dedicated MR breast imaging "Aurora" system, the commercialization and marketing of the Aurora system and working capital. Management believes that the net proceeds should be sufficient to meet the Company's operating needs for the next 12 months.

                    The Placement was effected pursuant to Offshore Securities Subscription Agreements (the "Subscription Agreement") entered into between the Registrant and each of the subscribers. A form of Subscription Agreement (without exhibits) is included as an Exhibit hereto.

                    In connection with the Placement, the Registrant issued to the placement agents for the Debentures warrants for the purchase of 197,500 shares of the Registrant's Common Stock at an exercise price of $2.20 per share for a period of eighteen (18) months and warrants for an additional 197,500 shares of the Common Stock at an exercise price of $2.50 per share for a period of five years.

                    Upon the closing of the placement, the Registrant and Advanced NMR Systems, Inc. ("ANMR") which owns 61% of the outstanding Common Stock of the Registrant, terminated a previously announced Agreement and Plan of Merger, dated as of February 4, 1996, providing for the merger (the "Merger") of AMS Merger Corporation, a wholly-owned subsidiary of ANMR, with and into the Registrant.

                    On May 16, 1996, the Registrant issued a press release announcing the closing of the Placement and the termination of the Merger Agreement. A copy of such press release is included as an exhibit hereto.

          Item 7.   Financial Statements and Exhibits.
          ------    ---------------------------------

               (c)  Exhibits:

               4.   Form of 4% Convertible Debenture due December 1, 1998

              10.   Form of Offshore Securities Subscription
                    Agreement (without exhibits)

              99.   Press release dated May 16, 1996

                                      SIGNATURES


                     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         ADVANCED MAMMOGRAPHY SYSTEMS, INC.



           Dated:  May 16, 1996          By:   /s/ Jack Nelson
                                            -----------------------
                                              Name:     Jack Nelson
                                              Title:    Chairman

                                    EXHIBIT INDEX

           Exhibit   Description
           -------   -----------

                4.   Form  of  4%   Convertible  Debenture   due
                     December 1, 1998

               10.   Form  of  Offshore Securities  Subscription
                     Agreement (without exhibits)

               99.   Press release dated May 16, 1996